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                                                                   EXHIBIT 99.1
[ICO logo]
                                                         Corporate Headquarters
                                                   11490 Westheimer, Suite 1000
                                                           Houston, Texas 77077

NEWS RELEASE
TO:                                                    Contact: Jason Duran
                                                                Al Pacholder
                                                       Phone:   281-721-4200
                                                       Fax:     281-721-4251
                                                       Website: www.icoinc.com
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                                                       Pages:   2
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                ICO TO SELL OILFIELD SERVICES BUSINESS TO VARCO


         Houston, TX, March 26, 2001 -- ICO, Inc. (NASDAQ: ICOC) announced today that it has entered into a letter of intent with Varco International, Inc. (NYSE: VRC) for Varco to acquire ICO's oilfield services business for $165 million in cash.

         The transaction results from the review of strategic alternatives undertaken by ICO's board of directors and a competitive sale process for ICO's oilfield services business undertaken by Bear, Stearns & Co. Inc. Dr. Al O. Pacholder, ICO's Chairman and CFO, said "Our work over the past few years to restructure ICO Oilfield Services - expanding both its geographic scope and the range of products and services it offers - has resulted in this opportunity. We are gratified that our strategic review has yielded such a successful result."

         Dr. Pacholder continued, "Once we complete the transaction, we will be able to focus exclusively on building the value of our petrochemicals processing business, which we believe is poised for substantial future growth. We will also seek to pay down all of ICO's $118.0 million in public senior notes and to retire ICO's $32.3 million in convertible exchangeable preferred stock. After taking these actions we expect ICO to continue to have ample working capital." By selling ICO Oilfield Services, paying down ICO's debt and retiring ICO's preferred stock, ICO expects to be able to decrease interest expense by approximately $12.2 million per year and preferred stock dividends by approximately $2.2 million per year.

         Dr. Pacholder added, "This transaction not only unlocks the value of our oilfield services business, it will also make ICO a `pure play' petrochemicals processing company with a strong balance sheet. We believe that these actions will make it much easier for the investment community to recognize the inherent value in ICO."

         In fiscal year 2000, ICO's petrochemicals processing business achieved record revenue of $219.9 million - with a 30% compound annual growth rate over the preceding four fiscal years. ICO Petrochemicals Processing also had record EBITDA of $23.7 million and record EBIT of $13.9 million in fiscal year 2000.
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         In light of this announcement, ICO's board of directors has postponed the ICO annual meeting of shareholders until Tuesday, April 17, 2001, so that shareholders will have sufficient time to receive information about the letter of intent through their brokers or other intermediaries and to vote on an informed basis. ICO believes that its letter of intent with Varco is a significant development and that shareholders should consider this important news carefully in deciding how to vote at the annual meeting. Shareholders with questions about the letter of intent or ICO's annual meeting of shareholders should contact Innisfree M&A Incorporated toll-free at 1-888-750-5834.

         The transaction contemplated by the non-binding letter of intent is subject to negotiation and execution of definitive agreements, receipt of regulatory approvals and other customary conditions. The execution of any definitive agreement is subject to Varco's satisfactory completion of its due diligence, board of directors approval and the obtaining of appropriate financing. The parties are targeting to close the transaction in the summer of 2001.

         ICO Oilfield Services is a leading provider of inspection, reclamation and corrosion control services for new and used tubular goods and sucker rods used in the oil and gas industry.



         Statements regarding building value, future growth, future cost savings, completion, timing or effect of the sale of ICO Oilfield Services, ability to pay down debt or retire preferred stock, and the investment community's recognition of value, as well as any other statements that are not historical facts in this press release, are forward-looking statements under applicable securities laws and involve certain risks, uncertainties and assumptions. They include, but are not limited to, the risk that the parties will not be able to agree upon a binding definitive agreement, the ability of Varco to obtain financing for the transaction, receipt of regulatory approvals, satisfaction of closing conditions, the ability of ICO to reach acceptable terms with its debtholders for the repayment of ICO's debt, the ability of ICO to retire preferred stock on acceptable terms and to obtain relief on acceptable terms from current restrictions on ICO's ability to repurchase preferred stock, reactions of the investment community, demand for ICO's products and services, business cycles and other conditions of the oil and gas and petrochemical industries, acquisition risks, international risks, operational risks and other factors detailed in ICO's Form 10-K for the fiscal year ended September 30, 2000, and its other filings with the Securities and Exchange Commission. Should one or more of these uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.